Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-123524 on Form S-3 and Registration Statement Nos. 333-104258, 333-64171, 333-64173, 333-79741, 333-54266 and 333-123521 on Form S-8 of our reports dated December 8, 2008, relating to the consolidated financial statements of SurModics, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to SurModics, Inc.’s adoption of Statement of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, and the effectiveness of SurModics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SurModics, Inc. for the year ended September 30, 2008.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 8, 2008